Exhibit 99.1

   THE HERSHEY COMPANY ANNOUNCES RECORD SECOND QUARTER AND
FIRST HALF RESULTS FROM OPERATIONS, RAISES 2005 AND 2006
OUTLOOK, AND LAUNCHES NEW PROGRAM TO ADVANCE  ITS
VALUE-ENHANCING STRATEGY

HERSHEY, Pa., July 21, 2005 — The Hershey Company (NYSE:HSY) today reported record sales and earnings from operations for the second quarter and first half ended July 3, 2005. Consolidated net sales for the second quarter were $988,447,000, compared with $893,688,000 for the second quarter of 2004, an increase of 10.6 percent. Net income for the second quarter of 2005 was $97,361,000, or $.39 per share-diluted, compared with $147,217,000, or $.56 per share-diluted, for the comparable period of 2004. Results for the second quarter of 2004 include the benefit of a $61.1 million, or $.23 per share-diluted, non-cash reduction of income tax expense resulting from adjustments to income tax contingency reserves following the completion of prior years’ tax audits. Excluding this item, net income for the second quarter of 2004 was $86,136,000, or $.33 per share-diluted; second quarter 2005 earnings per share-diluted rose 18.2 percent over this number.

“Hershey’s strong second quarter results clearly show the continued momentum behind our value-enhancing strategy. A combination of solid sales growth and improved leverage across the business system delivered record profitability, with earnings per share-diluted from operations increasing by 18.2 percent compared with the same period a year ago,” said Richard H. Lenny, Chairman, President and Chief Executive Officer, The Hershey Company. “Organic sales growth of 7.6 percent represented a good balance between higher net price realization and continued new product innovation both within core confectionery and our snack platforms. The recently acquired Mauna Loa and Grupo Lorena businesses contributed three percent to the quarter’s 10.6 percent sales growth.”

For the first six months of 2005, consolidated net sales were $2,114,861,000, compared with $1,906,777,000 for the first half of 2004, an increase of 10.9 percent. Net income for the first six months of 2005 was $215,582,000, or $.86 per share-diluted, compared with $254,364,000, or $.97 per share-diluted, for the first half of 2004. Excluding the one-time income tax contingency reserve adjustment mentioned above, net income for the first half of 2004 was $193,283,000, or $.74 per share-diluted.

“Hershey’s performance has been very healthy through the first half of 2005,” Lenny said. “We’ve delivered above-trend organic sales growth of 8.0 percent, strengthened our marketplace leadership, and delivered earnings per share-diluted growth from operations of 16.2 percent compared with the first half of last year. These results have been driven by broad-based innovation, superior retail execution and solid cost control.

“Looking ahead, our second-half seasonal programs are off to a good start. We’ve recently announced several exciting new products that further extend Hershey’s iconic brands. For the year as a whole, we expect 2005 net sales to increase at a rate somewhat above our long-term goal of 3 to 4 percent, with diluted earnings per share from operations increasing slightly above our long-term range of 9 to 11 percent.”

Program To Further Enhance Value

The Hershey Company also announced a new program to further advance its value-enhancing strategy. This program includes three components: (1) voluntary workforce reduction through an Early Retirement Program and an Enhanced Mutual Separation Program; (2) streamlining and creating new capabilities in Hershey’s North American operations; and (3) closure of the Company’s under-utilized Las Piedras, Puerto Rico manufacturing facility. Employees at this facility will receive severance support as well as assistance with career decisions and transition leading up to the plant closing in late 2005.

Hershey estimates that the cost to implement the program will result in a pre-tax charge of approximately $140 million to $150 million, or $.41 to $.44 per share-diluted on an after-tax basis. The cash portion of the charge is $85 million to $90 million. About 80 percent of the charge will be recorded in the second half of 2005, and the final 20 percent in the first half of 2006. The program, when fully implemented, is expected to generate ongoing annual savings of approximately $45 million to $50 million. A substantial portion of these savings will be invested in key growth efforts in the US snack market as well as in selected international markets principally through global customer alliances.

“The changes announced today are necessary for Hershey to remain competitive in the years ahead,” Lenny said. “They will enable us to streamline our business, increase the investment in our consumer and customer initiatives, and build new organization capabilities. Our value-enhancing strategy implemented in late 2001 has served Hershey shareholders well. This strategy has accelerated profitable organic growth, strengthened Hershey’s leadership position, and delivered record profitability. We anticipate similar benefits into the future. Based on our 2005 expected performance and the impact of today’s announcement, we believe that, in 2006, net sales will increase at a rate somewhat above our 3 to 4 percent expectations, and diluted earnings per share, excluding the charge related to our new value-enhancing program, will be slightly above the 9 to 11 percent long-term range.”

Note:  In this sales and earnings release, Hershey has provided income measures excluding certain items described above, in addition to income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma income statements, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:00 a.m. Eastern Time. The conference call, with slides, will be broadcast live via Hershey’s corporate Web site www.hersheys.com. Please go to the Investor Relations Section of the Web site for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the Company’s ability to implement and generate expected ongoing annual savings from the program to advance its value-enhancing strategy, announced today; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; and the Company’s ability to implement improvements to and reduce costs associated with its supply chain, as discussed in the Company’s Annual Report on Form 10-K for 2004.

About The Hershey Company

The Hershey Company (NYSE: HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionery products. With revenues of over $4 billion and more than 13,000 employees worldwide, The Hershey Company markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, Jolly Rancher, Twizzlers, Ice Breakers, and Mauna Loa, as well as innovative new products such as Take 5 candy bar and Hershey’s cookies. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumer. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s SmartZone bars for people seeking balanced nutrition. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. Visit us at www.hersheynewsroom.com.

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Media Contact: Stephanie L. Moritz 717-534-7641 Financial Contact: James A. Edris 717-534-7556

       The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended July 3, 2005 and July 4, 2004
(in thousands except per share amounts)

	Second Quarter		Six Months
	2005	2004	2005	2004
Net Sales	$988,447	$893,688	$2,114,861	$1,906,777

Costs and Expenses:
Cost of Sales	594,699	533,204	1,289,830	1,158,836
Selling, Marketing and Administrative	220,626	209,561	446,036	413,694

Total Costs and Expenses	815,325	742,765	1,735,866	1,572,530

Income Before Interest and Income Taxes (EBIT)	173,122	150,923	378,995	334,247
Interest Expense, net	20,625	15,488	40,029	30,342

Income Before Income Taxes	152,497	135,435	338,966	303,905
Income Tax Provision (Benefit)	55,136	(11,782)	123,384	49,541

Net Income	$97,361	$147,217	$215,582	$254,364

Net Income Per Share - Basic - Common	$0.41	$0.58	$.90	$1.00

- Basic - Class B	$0.37	$0.53	$.82	$.91

- Diluted	$0.39	$0.56	$.86	$.97

Shares Outstanding - Basic - Common	184,362	198,068	185,047	198,482

- Basic - Class B	60,818	60,844	60,824	60,844

- Diluted	248,927	261,707	249,625	261,871

Key Margins:
Gross Margin	39.8%	40.3%	39.0%	39.2%
EBIT Margin	17.5%	16.9%	17.9%	17.5%
Net Margin	9.8%	16.5%	10.2%	13.3%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended July 3, 2005 and July 4, 2004
(in thousands except per share amounts)

	Second Quarter		Six Months
	2005	2004	2005	2004
Net Sales	$988,447	$893,688	$2,114,861	$1,906,777

Costs and Expenses:
Cost of Sales	594,699	533,204	1,289,830	1,158,836
Selling, Marketing and Administrative	220,626	209,561	446,036	413,694

Total Costs and Expenses	815,325	742,765	1,735,866	1,572,530

Income Before Interest and Income Taxes (EBIT)	173,122	150,923	378,995	334,247
Interest Expense, net	20,625	15,488	40,029	30,342

Income Before Income Taxes	152,497	135,435	338,966	303,905
Provision for Income Taxes	55,136	49,299 (a)	123,384	110,622 (a)

Net Income	$97,361	$86,136	$215,582	$193,283

Net Income Per Share - Basic - Common	$0.41	$0.34	$.90	$.76

- Basic - Class B	$0.37	$0.31	$.82	$.69

- Diluted	$0.39	$0.33	$.86	$.74

Shares Outstanding - Basic - Common	184,362	198,068	185,047	198,482

- Basic - Class B	60,818	60,844	60,824	60,844

- Diluted	248,927	261,707	249,625	261,871

Key Margins:
Gross Margin	39.8%	40.3%	39.0%	39.2%
EBIT Margin	17.5%	16.9%	17.9%	17.5%
Adjusted Net Margin	9.8%	9.6%	10.2%	10.1%

    (a)        Excludes adjustment to income tax contingency reserves of ($61.1) million for the second quarter and the six months.

      The Hershey Company
Consolidated Balance Sheets
as of July 3, 2005 and December 31, 2004
(in thousands of dollars)

Assets	2005	2004
Cash and Cash Equivalents	$24,712	$54,837
Accounts Receivable - Trade (Net)	296,980	408,930
Deferred Income Taxes	46,703	46,503
Inventories	834,586	557,180
Prepaid Expenses and Other	130,803	114,991

Total Current Assets	1,333,784	1,182,441
Net Plant and Property	1,681,390	1,682,698
Goodwill	455,165	463,947
Other Intangibles	136,123	125,233
Other Assets	425,271	343,212

Total Assets	$4,031,733	$3,797,531

Liabilities and Stockholders' Equity

Loans Payable	$959,499	$622,320
Accounts Payable	173,636	148,686
Accrued Liabilities	404,047	472,096
Taxes Payable	14,564	42,280

Total Current Liabilities	1,551,746	1,285,382
Long-Term Debt	690,060	690,602
Other Long-Term Liabilities	429,312	403,356
Deferred Income Taxes	332,650	328,889

Total Liabilities	3,003,768	2,708,229
Total Stockholders' Equity	1,027,965	1,089,302

Total Liabilities and Stockholders' Equity	$4,031,733	$3,797,531